Exhibit 99.1

Western Plains Energy has filed to Deregister its Membership Units with the Securities and Exchange Commission

Western Plains Energy has filed the necessary paperwork to deregister its securities with the Securities and Exchange Commission (SEC), which means that WPE would no longer file annual and quarterly reports and other information with the SEC. If the SEC approves our paperwork, we will hold a special meeting of members and ask members to vote on whether they approve the deregistration transaction. In connection with this meeting, you will receive a proxy statement from us describing how we intend to accomplish deregistration and how it would impact you as a member of WPE. Please carefully review the information in the proxy statement. We encourage all members to participate in the special meeting and cast their vote, either in person or by proxy. Once you receive your proxy statement, if you have any questions please feel free to contact Steve McNinch at WPE at (785) 672-8810, ext 12.

The information herein may be deemed to be a solicitation by the issuer prior to furnishing a proxy statement. Please read the proxy statement when it is available because it contains important information. You can view a copy of the proxy statement and any other relevant documents for free at the SEC’s website using EDGAR at http://www.sec.gov/edgar/searchedgar/companysearch.html or you contact Steve McNinch at WPE and request a copy of these documents to be provided to you free of charge.

Western Plains Energy Annual Meeting Review

Western Plains Energy held its annual meeting Monday, March 28th in Oakley Kansas. Voting for managers resulted in the re-election of Ron Blaesi, Dave Mann, and Brian Baalman to the Board of Managers. The selection of the independent registered public accounting firm to audit our financial statements was also ratified by the members.

We were proud to have as a special guest speaker, former Congressman and former Director of OMB, Jim Nussle, who is currently the COO of Growth Energy. Mr. Nussle discussed the current climate in Washington DC and the importance of ethanol to the energy security of this country.

Several prize drawings were made with the grand prize of two sets of two tickets to the June NASCAR race in Kansas City.

From the entire staff and crew at Western Plains Energy, I want to convey our thanks for the kind words of praise given by so many of our members. It is very much our pleasure to work for you at Western Plains Energy. We will continue to do our best to continue to make Western Plains Energy a success.